Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
April 29, 2004	Contact:
Jeffrey L. Rutherford
Sr. Vice President & Chief Financial Officer
LESCO, Inc.
(440) 783-9250

LESCO ANNOUNCES FIRST QUARTER 2004 RESULTS
- Net Sales Grow 8% -

CLEVELAND, Ohio – April 29, 2004 – LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced first quarter results for the period ending March 31, 2004.

First Quarter 2004 Results

Net sales in the first quarter of 2004 increased 8% to $102.0 million from $94.5 million in the first quarter of 2003. Lawn Care gross sales improved 10% to $85.7 million from $77.6 million in the year-ago period, while Golf gross sales declined 4% to $17.2 million versus $17.9 million last year. Total Service Center sales grew 10% to $68.3 million from $62.0 million, while same-store Service Center sales increased 5% to $64.9 million compared to $61.8 million in the same quarter last year.

“The early spring is an important selling season for our pre-emergent products,” stated Michael P. DiMino, President and Chief Executive Officer. “Our key product focus during this period is pre-emergent fertilizers, which are blended fertilizers treated with a pre-emergence herbicide that kills weeds prior to their emergence from the soil. We are very encouraged that our pre-emergent sales increased 20% over the prior year.”

Cost of products was $68.9 million in the first quarter of 2004 compared to $63.8 million in the first quarter of 2003, resulting in a 32.4% product margin for both periods. Distribution costs for the quarter were $9.5 million, or 9.3% of net sales, compared to $10.3 million, or 10.9% of net sales for the same period last year. Gross profit (defined as product margin less distribution costs) increased to 23.1% of net sales, or $23.6 million, compared to $20.3 million, or 21.5% of net sales, in the year-ago quarter.

Selling expense increased to $21.8 million in the first quarter of 2004 from $20.7 million for the same period in 2003. This increase included new Service Center (i.e., Service Centers opened in 2003 and 2004) selling expense of $1.2 million in 2004 versus $0.3 million in 2003. In the first quarter of 2004, there were 30 new Service Centers operating versus 10 in the prior-year first quarter. Excluding new Service Centers, selling expense was $20.6 million versus $20.5 million, and improved as a percentage of net sales by approximately 80 basis points to 20.9% from 21.7%.

General and administrative expense was relatively flat at $7.3 million in the first quarter compared to $7.4 million in the same period last year. As expected, merchant discount/provision for doubtful accounts

Exhibit 99.1

expense increased to $1.6 million from approximately $0.5 million while interest expense decreased to approximately $0.4 million from $1.3 million. These changes, along with an approximately $0.2 million reduction in general and administrative expense, reflect LESCO’s sale of its accounts receivable portfolio and the outsourcing of its credit function.

Due to the seasonality of the Company’s industry segments, the first quarter is LESCO’s lowest sales volume quarter and has historically generated net losses. Loss before income tax decreased to $7.6 million in the first quarter of 2004 from $9.2 million in the first quarter of 2003. For the first quarter of 2004, the Company reported on a generally accepted accounting principles (GAAP) basis a net loss of $8.0 million, or $0.92 per share, compared to a net loss of $5.7 million, or $0.68 per share last year.

LESCO’s GAAP results do not reflect a tax benefit related to the Company’s first quarter 2004 operating loss because of the required accounting treatment for deferred tax assets. Assuming a tax rate of 39%, which LESCO typically utilizes to evaluate year-over-year performance, the Company would have reduced its loss to $4.6 million, or $0.54 per share, compared to last year’s first quarter loss of $5.7 million, or $0.68 per share. This represents an improvement of 21% on a per share basis. The tax expense of $0.3 million for the first quarter of 2004 reflects an adjustment to the estimated tax refunds for prior years.

“Although our GAAP results are somewhat hard to interpret due to the required tax accounting, we are delivering on our initiatives,” continued Mr. DiMino. “Our top line growth of 8% resulted in an 18% improvement in pre-tax loss, demonstrating our operating model’s ability to leverage our expense structure.”

New Service Centers

The Company opened nine Service Centers during the first quarter of 2004. The 2004 new Service Centers generated net sales of $450,000, and a four-wall, pre-tax loss of $409,000. The 21 Service Centers opened in 2003 reported net sales of $2.9 million and a four-wall, pre-tax loss of $207,000.

Total new Service Center sales for the first quarter of 2003 were $238,000 and a four-wall, pre-tax loss was $452,000.

Mr. DiMino concluded, “We are extremely pleased with the operating performance of our new Service Centers and view this segment as our best avenue to consistently grow earnings over time. By accelerating openings early in the year, we can capitalize on sales in the second and third quarters, which, due to seasonal factors, are our busiest periods. With favorable weather and a disciplined approach to inventory management, we expect the momentum from the first quarter to continue and anticipate a successful growing season for LESCO.”

Strengthened Balance Sheet

On a year-over-year basis, the Company’s first quarter 2004 balance sheet was meaningfully strengthened by the 2003 sale of its receivables portfolio and credit financing activity and by the first quarter improvement of its cash flows from operations. First quarter 2004 cash flows from operations improved $37 million on a GAAP basis when compared to the same period last year. LESCO significantly reduced its debt levels, with revolving bank debt reduced to $17.6 million and long-term debt reduced to $5.9 million, compared to $92.1 million and $9.9 million, respectively, in the same quarter of 2003.

Exhibit 99.1

2004 Guidance Unchanged

The Company reiterated previously announced guidance for 2004 and anticipates full year revenue growth between 3% to 6%, including a 3% to 5% increase in same-store sales. By customer sector, Lawn Care sales should increase 5% to 8% while Golf is anticipated to be flat to down 3%. As weather and other seasonally related issues affect the Company’s quarter-to-quarter results, LESCO does not provide quarterly earnings guidance. For the full year, the Company reiterated it expects diluted EPS in the range of $0.30-$0.40.

This outlook is based upon various assumptions, which include industry trends and internal expectations, including, but not limited to the following: 1) the opening of 25-30 new Service Centers in 2004, 2) industry trends, 3) product margins in the range of 33.0% to 33.5%, 4) improvement in distribution expense leverage to 8.6% of net sales, 5) selling expense continuing to increase to approximately 18.0% of net sales due to new Service Centers and an increased merchant discount expense related to the outsourcing of the Company’s accounts receivable program, 6) general and administrative expenses being flat, 7) average borrowings being $20 million at an effective interest rate cost of approximately 4%, 8) an income tax rate of 39%, 9) no material change in the products or services offered at the Company’s locations as of March 31, 2004 or in the terms or procedures for offering such products and services; and 10) no material adverse results from any litigation or regulatory proceedings against the Company, either currently existing or that may arise in the future.

Conference Call

The Company will host a conference call and webcast with investors, analysts and other interested parties today at 4:30 PM (Eastern). The live call can be accessed by dialing 1-800-901-5231, passcode 91605803. Participants should allow at least fifteen minutes prior to the commencement of the call to register. The conference call will include a question and answer session.

Additionally, a live webcast will be available to interested parties at www.lesco.com. Participants should allow at least fifteen minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company’s corporate web site where a link will be provided on the “Home” page.

LESCO’s culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO’s web site.

About LESCO, Inc.

LESCO serves more than 130,000 customers worldwide, through 264 LESCO Service Centers®, 71 LESCO Stores-on-Wheels®, and other direct sales efforts, all of which are serviced by the support of nine distribution hubs. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release under the heading 2004 Guidance and other statements relating to sales and earnings expectations, new Service Center openings and profitability, the Company’s ability to impose price increases and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties, that actual results may differ materially

Exhibit 99.1

from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable, the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the Company’s ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affects the cost of delivery of products; potential regulations; the Company’s ability to effectively manufacture, market and distribute new products; the success of the Company’s operating plans; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to, Form 10-K for the year ended December 31, 2003.

LESCO, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

			Results
	Three Months	(a)	Including	Three Months
	Ended	Tax	Tax	Ended
(In thousands, except per share data)	March 31, 2004	Adjustments	Adjustments	March 31, 2003

Net sales	$102,044	$	$102,044	$94,450
Cost of product	(68,947)		(68,947)	(63,818)
Distribution cost	(9,482)		(9,482)	(10,302)

Gross profit on sales	23,615		23,615	20,330
Selling expense	(21,840)		(21,840)	(20,742)
General & administrative expense	(7,288)		(7,288)	(7,351)
Merchant discounts and provision for doubtful accounts	(1,628)		(1,628)	(531)
Pre-opening expense	(222)		(222)	(166)
Other expense	(61)		(61)	(40)
Other income	196		196	549

Loss before interest and taxes	(7,228)		(7,228)	(7,951)
Interest expense	(384)		(384)	(1,288)

Loss before income tax (provision) benefit	(7,612)		(7,612)	(9,239)
Income tax (provision) benefit	(340)	3,309	2,969	3,492

Net loss	$(7,952)	$3,309	(4,643)	(5,747)

Loss per share of common stock:
Diluted	$(0.92)	$$0.38	($0.54)	(0.68)

Basic	$(0.92)	$$0.38	($0.54)	(0.68)

Average number of common shares and common share equivalents outstanding:
Diluted	8,677,507	8,677,507	8,677,507	8,523,914

Basic	8,677,507	8,677,507	8,677,507	8,523,914

(a) On a generally accepted accounting principles (GAAP) basis, LESCO cannot recognize the benefit of establishing a deferred tax asset to be realized in a future period, because of the required accounting treatment for its current tax position. Management believes that in order to present a more meaningful comparison to historical Company results, a tax benefit should be reflected based on the operating loss recorded in the first quarter of 2004. This assumes that LESCO will realize benefits in the future from its deferred tax assets which is an assumption not recognized by GAAP. The Company’s GAAP operating results are included in column 1, the adjustment to taxes in column 2 and the operating results including the tax adjustments in column 3. The adjusted results reflect a tax benefit calculated assuming a tax rate of 39%.

LESCO, Inc.
CONSOLIDATED BALANCE SHEETS

	March 31, 2004	March 31, 2003	December 31, 2003
(Dollars in thousands)	(unaudited)	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,886	$4,439	$7,505
Accounts receivable	17,274	81,849	19,278
Inventories	114,861	109,794	93,580
Deferred income taxes	—	3,003	—
Other	3,451	9,254	6,980

TOTAL CURRENT ASSETS	145,472	208,339	127,343
Property, plant and equipment, net	30,403	34,730	31,481
Other	2,543	4,780	2,541

	$178,418	$247,849	$161,365

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$77,399	$58,248	$53,874
Accrued liabilities	13,804	15,152	14,626
Revolving credit facility	17,553	92,061	15,513
Current portion of debt	—	1,150	28

TOTAL CURRENT LIABILITIES	108,756	166,611	84,041
Long-term debt	5,875	9,941	5,875
Deferred – other	229	100	179

TOTAL LIABILITIES	114,860	176,652	90,095
SHAREHOLDERS’ EQUITY:
Preferred shares – without par value – 500,000 shares authorized; 1,656 shares issued and outstanding at March 31, 2003, liquidation value $1,000 per share	—	1,656	—
Common shares – without par value – 19,500,000 shares authorized; 8,694,694 shares issued and outstanding in 2004; 8,637,563 shares issued and 8,523,914 shares outstanding at March 31, 2003 and 8,668,914 shares issued and outstanding at December 31, 2003	869	864	867
Paid-in capital	34,898	34,901	34,619
Retained earnings	29,310	36,869	37,262
Unearned compensation	(1,519)	—	(1,478)
Accumulated other comprehensive loss	—	(1,138)	—
Less: Treasury shares, 113,649 at March 31, 2003	—	(1,955)	—

TOTAL SHAREHOLDERS’ EQUITY	63,558	71,197	71,270

	$178,418	$247,849	$161,365

Exhibit 99.1

LESCO, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

	For the Three Months Ended
	March 31,
(Dollars in thousands)	2004	2003

OPERATING ACTIVITIES:
Net loss	$(7,952)	$(5,747)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation	1,869	1,866
Amortization of deferred financing fees and other	40	260
Deferred income taxes	—	(430)
Increase in accounts receivable	(1,115)	(13,622)
Provision for uncollectible accounts receivable	—	429
Increase in inventories	(21,281)	(22,957)
Gain on sale of assets	(13)	—
Increase in accounts payable	30,009	15,947
Amortization of unearned compensation	134	—
Increase (decrease) in other items	2,715	(8,123)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	4,406	(32,377)
INVESTING ACTIVITIES:
Proceeds on the sale of fixed assets	26	—
Purchase of property, plant and equipment	(804)	(2,658)

NET CASH USED IN INVESTING ACTIVITIES	(778)	(2,658)
FINANCING ACTIVITIES:
Sale of accounts receivable	3,119	—
(Decrease) increase in overdraft balances	(6,484)	3,029
Proceeds from borrowings	124,667	127,642
Reduction of borrowings	(122,655)	(92,917)
Exercised stock options, net of treasury shares	106	—

NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES	(1,247)	37,754

Net change in cash and cash equivalents	2,381	2,719
Cash and cash equivalents — Beginning of the period	7,505	1,720

CASH AND CASH EQUIVALENTS — END OF THE PERIOD	$9,886	$4,439

Supplemental disclosure of cash flow information:
Interest paid	$(233)	$(1,162)
Income taxes refunded	$3,591	$51